Exhibit 99.1

NEWS RELEASE

Range Announces First Quarter 2022 Results

FORT WORTH, TEXAS, APRIL 26, 2022…RANGE RESOURCES CORPORATION (NYSE: RRC) today announced its first quarter 2022 financial results.

First Quarter 2022 Highlights –

•
Realizations before NYMEX hedges of $5.63 per mcfe, approximately $0.74 above NYMEX natural gas
•
Natural gas differentials, including basis hedging, averaged a $0.03 premium per mcf above NYMEX
•
Pre-hedge NGL realization of $40.03 per barrel, a premium of $0.74 per barrel above Mont Belvieu equivalent
•
Production averaged 2,071 Mmcfe per day, approximately 70% natural gas
•
First quarter capital spending was $117 million, approximately 25% of the 2022 budget
•
Reduced outstanding debt by $350 million following redemption of 2026 senior notes in January
•
In March, repurchased 600,000 shares at an average of $27.00 per share
•
In April, Range’s $3.0 billion borrowing base was reaffirmed with a $1.5 billion elected commitment

Commenting on the quarter, Jeff Ventura, the Company’s CEO said, “Improved commodity pricing and efficient operations drove record free cash flow and cash flow per share in the first quarter. Recent tragic geopolitical events have made it more apparent than ever that the world requires ethical, safe, secure, reliable, and abundant fuel sources. We believe Range is well positioned to help fulfill this energy need. Range is at the low-end of the global cost curve for natural gas as the most capital efficient operator in the largest natural gas field in the world. Range also has an advantaged emissions intensity profile relative to production from other basins in the U.S. and abroad, given the prolific nature of the shales we are developing, stringent drilling standards and our daily focus on operational efficiencies.

In order for the industry to meet growing demand for natural gas in the U.S. and worldwide, there will need to be support for additional infrastructure, including pipelines, compression, processing facilities and LNG export terminals in the months and years ahead. In the meantime, Range has access to multiple domestic and international markets for natural gas and NGLs, which drives our competitive realized pricing compared to other natural gas producers. Range’s capital efficiency is industry-leading, which is reflected in our peer-leading capital spending per mcfe metric and sustaining capital requirements. Most importantly, despite having drilled a large number of wells since discovering the Marcellus Shale, Range has a multi-decade core inventory life that is unmatched among natural gas producers in the U.S. It is this core inventory that allows for repeatable capital efficiencies in the years ahead. We remain focused on realizing the value of this world class, world-scale asset base by consistently delivering value to our shareholders through disciplined capital allocation.”

Financial Discussion

Except for generally accepted accounting principles (“GAAP”) reported amounts, specific expense categories exclude non-cash impairments, unrealized mark-to-market adjustment on derivatives, non-cash stock compensation and other items shown separately on the attached tables. “Unit costs” as used in this release are composed of direct operating, transportation, gathering, processing and compression, production, and ad valorem taxes, general and administrative, interest and depletion, depreciation and amortization costs divided by production. See “Non-GAAP Financial Measures” for a definition of each of the non-GAAP financial measures and the tables that reconcile each of the non-GAAP measures to their most directly comparable GAAP financial measure.

First Quarter 2022 Results

GAAP revenues for first quarter 2022 totaled $181 million, GAAP net cash provided from operating activities (including changes in working capital) was $406 million, and GAAP net loss was $457 million ($1.86 per diluted share). First quarter earnings results include a $939 million mark-to-market derivative loss due to the significant increase in commodity prices.

Non-GAAP revenues for first quarter 2022 totaled $987 million, and cash flow from operations before changes in working capital, a non-GAAP measure, was $489 million. Adjusted net income comparable to analysts’ estimates, a non-GAAP measure, was $297 million ($1.18 per diluted share) in first quarter 2022.

The following table details Range’s first quarter 2022 unit costs per mcfe(a):

Expenses	1Q 2022 (per mcfe)	4Q 2021 (per mcfe)	Increase (Decrease)

Direct operating	$ 0.11	$ 0.09	22%
Transportation, gathering, processing and compression	1.60	1.59	1%
Production and ad valorem taxes	0.04	0.05	(20%)
General and administrative(a)	0.17	0.15	13%
Interest expense(a)	0.24	0.27	(11%)
Total cash unit costs(b)	2.15	2.14	0%
Depletion, depreciation and amortization (DD&A)	0.46	0.46	0%
Total unit costs plus DD&A(b)	$ 2.61	$ 2.59	1%

(a)
Excludes stock-based compensation, legal settlements, and amortization of deferred financing costs.
(b)
May not add due to rounding.

The following table details Range’s average production and realized pricing for first quarter 2022:

	1Q22 Production & Realized Pricing
	Natural Gas (Mcf)	Oil (Bbl)	NGLs (Bbl)	Natural Gas Equivalent (Mcfe)

Net production per day	1,458,337	8,116	93,927	2,070,598

Average NYMEX price	$ 4.89	$ 94.93	$ 39.29
Differential, including basis hedging	0.03	(7.23)	0.74
Realized prices before NYMEX hedges	4.92	87.70	40.03	5.63
Settled NYMEX hedges	(0.88)	(29.24)	(1.46)	(0.80)
Average realized prices after hedges	$ 4.04	$ 58.46	$ 38.57	$ 4.83

First quarter 2022 natural gas, NGLs and oil price realizations (including the impact of cash-settled hedges and derivative settlements) averaged $4.83 per mcfe.

•
The average natural gas price, including the impact of basis hedging, was $4.92 per mcf, or a positive $0.03 per mcf differential to NYMEX. The first quarter natural gas differential includes strong year-over-year basis improvements in the premium Northeast and Midwest markets that Range has access to through its diversified transportation portfolio. As a result, the Company is adjusting guidance for average 2022 natural gas differentials versus NYMEX to an expected range of ($0.35) to ($0.40) per mcf.

•
Pre-hedge NGL realizations were $40.03 per barrel, an improvement of $3.77 per barrel compared to the fourth quarter of 2021 and a $0.74 premium over Mont Belvieu equivalent. First quarter NGL realizations were driven by higher ethane prices and an improving market for propane and heavier NGL products. Range continues to see strong NGL export premiums at Marcus Hook because of the Company’s access to international markets and diversified portfolio of sales agreements. The Company expects a pre-hedge premium differential to Mont Belvieu equivalent of $0.00 - $2.00 per barrel for calendar 2022.

•
Crude oil and condensate price realizations, before realized hedges, averaged $87.70 per barrel, or $7.23 below WTI (West Texas Intermediate). Range continues to expect the 2022 condensate differential to average $6.00-$8.00 below WTI.

Capital Expenditures

First quarter 2022 drilling and completion expenditures were $108 million. In addition, during the quarter, $8.6 million was invested on acreage leasehold and gathering systems. First quarter capital spending represents approximately 25% of Range’s total capital budget in 2022.

Financial Position and Share Buyback

In January, Range issued $500 million aggregate principal amount of 4.75% senior notes due 2030 and used proceeds, cash on hand and the bank facility to redeem all outstanding 9.25% senior notes due 2026. As a result, Range’s interest expense is expected to improve by 25% year-over-year in 2022 to an approximate $0.20 per mcfe annual midpoint average.

In late February, Range’s Board of Directors approved the expansion of the Company’s equity repurchase program to $500 million. This repurchase program, which is equivalent to a significant percentage of Range’s current market capitalization, is expected to be funded with free cash flow generation. In March, Range repurchased 600,000 shares for approximately $16.2 million, an average of $27.00 per share.

As of March 31, 2022, Range had total debt outstanding of $2.6 billion, an undrawn credit facility with $2.1 billion of committed borrowing capacity, and approximately $113 million of cash on hand. On a trailing twelve-month basis, Range’s leverage ratio, defined as Net-Debt-to-EBITDAX, was approximately 1.6x, with further improvement expected over the coming quarters as debt is reduced. Subsequent to quarter end, Range’s $3.0 billion borrowing base was reaffirmed in April with a new elected commitment amount of $1.5 billion. The credit facility matures on April 14, 2027 and is subject to semi-annual redeterminations.

Operational Activity

The table below summarizes expected 2022 activity regarding the number of wells to sales in each area.

	Wells TIL 1Q 2022	Calendar 2022 Planned TIL	Remaining 2022
SW PA Super-Rich	4	7	3
SW PA Wet	3	21	18
SW PA Dry	3	26	23
NE PA Dry	0	9	9
Total Wells	10	63	53

Range continues to target holding production approximately flat with an annual average production of 2,120 – 2,160 Mmcfe per day. Range’s production guidance incorporates weather-related downtime in February that affected first quarter 2022 by approximately 35 Mmcfe per day, in addition to planned third-party downstream maintenance that is expected in the second quarter. Despite these transient delays, Range is expecting to deliver maintenance production at a capital cost of approximately $0.60 per mcfe, which we believe is the most efficient program in Appalachia.

As previously disclosed, Range has transportation capacity to sell approximately half of the Company's natural gas to Gulf Coast markets. Range currently sells over 400 Mmbtu/d of natural gas to LNG exporters as part of long-term sales contracts. Most of these contracts end over the next two years, presenting an opportunity for Range to enter new sales contracts that take advantage of a growing LNG export market over the coming years.

Based on recent strip pricing, Range’s expected pre-hedge NGL price realization in 2022 has increased by approximately $6.00 per barrel relative to strip pricing in February, resulting in a projected increase of over $200 million in annual pre-hedge revenue. As previously disclosed, these higher realized NGL prices will result in slightly higher processing costs, as Range’s processing costs are based on the price received. Net of price-linked processing costs, the increase in forecasted NGL prices is expected to add approximately $170 million in cash flow versus prior expectations, demonstrating continued strong margin expansion with rising NGL prices. Additionally, in 2022, Range’s gathering costs are expected to improve by approximately $25 million compared to 2021, driven by contractual decreases in Range’s gathering fees, while contracted gathering capacity remains the same. Range expects an additional $25 million in gathering expense savings in 2023 and annual savings of more than $100 million by 2030 when compared to 2021 costs.

Guidance – 2022

Capital & Production Guidance

As previously noted, Range is targeting holding production approximately flat at 2.12 – 2.16 Bcfe per day, with ~30% attributed to liquids production for the full year 2022. Range’s 2022 all-in capital budget is $460 million - $480 million.

Updated Full Year 2022 Expense Guidance

Direct operating expense:	$0.09 - $0.11 per mcfe
Transportation, gathering, processing and compression expense:	$1.56 - $1.64 per mcfe
Production tax expense:	$0.03 - $0.05 per mcfe
Exploration expense:	$22 - $28 million
G&A expense:	$0.15 - $0.17 per mcfe
Interest expense:	$0.19 - $0.21 per mcfe
DD&A expense:	$0.46 - $0.50 per mcfe
Net brokered gas marketing expense:	$10 - $20 million

Updated Full Year 2022 Price Guidance

Based on recent market indications, Range expects to average the following price differentials for its production in 2022.

Natural Gas:(1)	NYMEX minus $0.35 to $0.40
Natural Gas Liquids (including ethane):(2)	Mont Belvieu plus $0.00 to $2.00 per barrel
Oil/Condensate:	WTI minus $6.00 to $8.00

(1) Including basis hedging

(2) Weighting based on 53% ethane, 27% propane, 7% normal butane, 4% iso-butane and 9% natural gasoline

Hedging Status

Range hedges portions of its expected future production volumes to increase the predictability of cash flow and to help improve and maintain a strong, flexible financial position. Please see the detailed hedging schedule posted on the Range website under Investor Relations - Financial Information.

Range has also hedged Marcellus and other basis differentials for natural gas to limit volatility between benchmark and regional prices. The combined fair value of the natural gas basis hedges as of March 31, 2022 was a net gain of $22.5 million.

Conference Call Information

A conference call to review the financial results is scheduled on Wednesday, April 27 at 9:00 a.m. ET. To participate in the call, please dial (877) 928-8777 and provide conference code 2697905 about 10 minutes prior to the scheduled start time.

A simultaneous webcast of the call may be accessed at www.rangeresources.com. The webcast will be archived for replay on the Company's website until May 26th.

Non-GAAP Financial Measures

Adjusted net income comparable to analysts’ estimates as set forth in this release represents income or loss from operations before income taxes adjusted for certain non-cash items (detailed in the accompanying table) less income taxes. We believe adjusted net income comparable to analysts’ estimates is calculated on the same basis as analysts’ estimates and that many investors use this published research in making investment decisions and evaluating operational trends of the Company and its performance relative to other oil and gas producing companies. Diluted earnings per share (adjusted) as set forth in this release represents adjusted net income comparable to analysts’ estimates on a diluted per share basis. A table is included which reconciles income or loss from operations to adjusted net income comparable to analysts’ estimates and diluted earnings per share (adjusted). On its website, the Company provides additional comparative information on prior periods along with non-GAAP revenue disclosures.

Cash flow from operations before changes in working capital (sometimes referred to as “adjusted cash flow”) as defined in this release represents net cash provided by operations before changes in working capital and exploration expense adjusted for certain non-cash compensation items. Cash flow from operations before changes in working capital is widely accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt. Cash flow from operations before changes in working capital is also useful because it is widely used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry. In turn, many investors use this published research in making investment decisions. Cash flow from operations before changes in working capital is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operations, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity. A table is included which reconciles net cash provided by operations to cash flow from operations before changes in working capital as used in this release. On its website, the Company provides additional comparative information on prior periods for cash flow, cash margins and non-GAAP earnings as used in this release.

The cash prices realized for oil and natural gas production, including the amounts realized on cash-settled derivatives and net of transportation, gathering, processing and compression expense, is a critical component in the Company’s performance tracked by investors and professional research analysts in valuing, comparing, rating and providing investment recommendations and forecasts of companies in the oil and gas exploration and production industry. In turn, many investors use this published research in making investment decisions. Due to the GAAP disclosures of various derivative transactions and third-party transportation, gathering, processing and compression expense, such information is now reported in various lines of the income statement. The Company believes that it is important to furnish a table reflecting the details of the various components of each income statement line to better inform the reader of the details of each amount and provide a summary of the realized cash-settled amounts and third-party transportation, gathering, processing and compression expense, which were historically reported as natural gas, NGLs and oil sales. This information is intended to bridge the gap between various readers’ understanding and fully disclose the information needed.

The Company discloses in this release the detailed components of many of the single line items shown in the GAAP financial statements included in the Company’s Annual or Quarterly Reports on Form 10-K or 10-Q. The Company believes that it is important to furnish this detail of the various components comprising each line of the Statements of Operations to better inform the reader of the details of each amount, the changes between periods and the effect on its financial results.

We believe that the presentation of PV10 value of our proved reserves is a relevant and useful metric for our investors as supplemental disclosure to the standardized measure, or after-tax amount, because it presents the discounted future net cash flows attributable to our proved reserves before taking into account future corporate income taxes and our current tax structure. While the standardized measure is dependent on the unique tax situation of each company, PV10 is based on prices and discount factors that are consistent for all companies. Because of this, PV10 can be used within the industry and by credit and security analysts to evaluate estimated net cash flows from proved reserves on a more comparable basis.

RANGE RESOURCES CORPORATION (NYSE: RRC) is a leading U.S. independent natural gas and NGL producer with operations focused on stacked-pay projects in the Appalachian Basin. The Company is headquartered in Fort Worth, Texas. More information about Range can be found at www.rangeresources.com.

Included within this release are certain “forward-looking statements” within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that are not limited to historical facts, but reflect Range’s current beliefs, expectations or intentions regarding future events. Words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “outlook”, “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” and similar expressions are intended to identify such forward-looking statements.

All statements, except for statements of historical fact, made within regarding activities, events or developments the Company expects, believes or anticipates will or may occur in the future, such as those regarding future well costs, expected asset sales, well productivity, future liquidity and financial resilience, anticipated exports and related financial impact, NGL market supply and demand, improving commodity fundamentals and pricing, future capital efficiencies, future shareholder value, emerging plays, capital spending, anticipated drilling and completion activity, acreage prospectivity, expected pipeline utilization and future guidance information, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management's assumptions and Range's future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements. Further information on risks and uncertainties is available in Range's filings with the Securities and Exchange Commission (SEC), including its most recent Annual Report on Form 10-K. Unless required by law, Range undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date they are made.

The SEC permits oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions as well as the option to disclose probable and possible reserves. Range has elected not to disclose its probable and possible reserves in its filings with the SEC. Range uses certain broader terms such as "resource potential,” “unrisked resource potential,” "unproved resource potential" or "upside" or other descriptions of volumes of resources potentially recoverable through additional drilling or recovery techniques that may include probable and possible reserves as defined by the SEC's guidelines. Range has not attempted to distinguish probable and possible reserves from these broader classifications. The SEC’s rules prohibit us from including in filings with the SEC these broader classifications of reserves. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of actually being realized. Unproved resource potential refers to Range's internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques and have not been reviewed by independent engineers. Unproved resource potential does not constitute reserves within the meaning of the Society of Petroleum Engineer's Petroleum Resource Management System and does not include proved reserves. Area wide unproven resource potential has not been fully risked by Range's management. “EUR”, or estimated ultimate recovery, refers to our management’s estimates of hydrocarbon quantities that may be recovered from a well completed as a producer in the area. These quantities may not necessarily constitute or represent reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System or the SEC’s oil and natural gas disclosure rules. Actual quantities that may be recovered from Range's interests could differ substantially. Factors affecting ultimate recovery include the scope of Range's drilling program, which will be directly affected by the availability of capital, drilling and production costs, commodity prices, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals, field spacing rules, recoveries of gas in place, length of horizontal laterals, actual drilling results, including geological and mechanical factors affecting recovery rates and other factors. Estimates of resource potential may change significantly as development of our resource plays provides additional data.

In addition, our production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases. Investors are urged to consider closely the disclosure in our most recent Annual Report on Form 10-K, available from our website at www.rangeresources.com or by written request to 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102. You can also obtain this Form 10-K on the SEC’s website at www.sec.gov or by calling the SEC at 1-800-SEC-0330.

SOURCE: Range Resources Corporation

Range Investor Contacts:

Laith Sando, Vice President – Investor Relations

817-869-4267

lsando@rangeresources.com

Range Media Contacts:

Mark Windle, Director of Corporate Communications
724-873-3223
mwindle@rangeresources.com

RANGE RESOURCES CORPORATION

STATEMENTS OF OPERATIONS
Based on GAAP reported earnings with additional
details of items included in each line in Form 10-Q
(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2022	2021	%
Revenues and other income:
Natural gas, NGLs and oil sales (a)	$1,032,351	$603,347
Derivative fair value loss	(939,057)	(57,879)
Brokered natural gas, marketing and other (b)	87,423	80,502
ARO settlement gain (b)	—	1
Other (b)	19	61
Total revenues and other income	180,736	626,032	-71%

Costs and expenses:
Direct operating	19,939	17,323
Direct operating – stock-based compensation (c)	349	327
Transportation, gathering, processing and compression	297,787	274,330
Production and ad valorem taxes	6,590	4,625
Brokered natural gas and marketing	92,604	71,885
Brokered natural gas and marketing – stock-based compensation (c)	519	450
Exploration	4,247	5,152
Exploration – non-cash stock-based compensation (c)	452	386
Abandonment and impairment of unproved properties	1,996	3,029
General and administrative	30,962	28,160
General and administrative – stock-based compensation (c)	11,573	9,405
General and administrative – lawsuit settlements	491	439
Exit and termination costs	11,115	13,714
Deferred compensation plan (d)	73,343	19,811
Interest expense	45,101	54,591
Interest expense – amortization of deferred financing costs (e)	2,074	2,287
Loss on early extinguishment of debt	69,210	35
Depletion, depreciation and amortization	85,604	88,383
(Gain) loss on sale of assets	(331)	1,860
Total costs and expenses	753,625	596,192	26%

(Loss) income before income taxes	(572,889)	29,840

Income tax (benefit) expense:
Current	4,751	168
Deferred	(120,832)	2,521
	(116,081)	2,689

Net (loss) income	$(456,808)	$27,151

Net (Loss) Income Per Common Share:
Basic	$(1.86)	$0.11
Diluted	$(1.86)	$0.11

Weighted average common shares outstanding, as reported:
Basic	245,350	242,159	1%
Diluted	245,350	247,527	-1%

(a) See separate natural gas, NGLs and oil sales information table.

(b) Included in Brokered natural gas, marketing and other revenues in the 10-Q.

(c) Costs associated with stock compensation and restricted stock amortization, which have been reflected in the categories associated with the direct personnel costs, which are combined with the cash costs in the 10-Q.

(d) Reflects the change in market value of the vested Company stock held in the deferred compensation plan.

(e) Included in interest expense in the 10-Q.

RANGE RESOURCES CORPORATION

BALANCE SHEETS
(In thousands)	March 31,	December 31,
	2022	2021
	(Unaudited)	(Audited)
Assets
Current assets	$573,619	$730,927
Derivative assets	38,776	44,339
Natural gas and oil properties, successful efforts method	5,786,965	5,754,656
Transportation and field assets	3,100	3,494
Operating lease right-of-use assets	35,906	40,832
Deferred tax assets	35,436	—
Other	86,483	86,259
	$6,560,285	$6,660,507

Liabilities and Stockholders’ Equity
Current liabilities	$737,179	$766,371
Asset retirement obligations	5,310	5,310
Derivative liabilities	845,312	162,767
Current maturities of long-term debt	749,483	218,017

Bank debt	—	—
Senior notes	1,829,734	2,707,770
Total long-term debt	1,829,734	2,707,770

Deferred tax liability	32,243	117,642
Derivative liabilities	126,030	8,216
Deferred compensation liability	197,494	137,102
Operating lease liabilities	23,913	24,861
Asset retirement obligations and other liabilities	102,040	101,509
Divestiture contract obligation	311,443	325,279

Common stock and retained earnings	1,646,338	2,115,820
Other comprehensive loss	(75)	(150)
Common stock held in treasury stock	(46,159)	(30,007)
Total stockholders’ equity	1,600,104	2,085,663
	$6,560,285	$6,660,507

RECONCILIATION OF TOTAL REVENUES AND OTHER INCOME TO TOTAL REVENUE EXCLUDING CERTAIN ITEMS, a non-GAAP measure
(Unaudited, in thousands)
	Three Months Ended March 31,
	2022	2021	%

Total revenues and other income, as reported	$180,736	$626,032	-71%
Adjustment for certain special items:
Total change in fair value related to derivatives prior to settlement loss	805,922	18,484
ARO settlement (gain) loss	—	(1)
Total revenues, as adjusted, non-GAAP	$986,658	$644,515	53%

RANGE RESOURCES CORPORATION

CASH FLOWS FROM OPERATING ACTIVITIES
(Unaudited in thousands)

	Three Months Ended March 31,
	2022	2021

Net (loss) income	$(456,808)	$27,151
Adjustments to reconcile net cash provided from continuing operations:
Deferred income tax (benefit) expense	(120,832)	2,521
Depletion, depreciation, amortization and impairment	85,604	88,383
Abandonment and impairment of unproved properties	1,996	3,029
Derivative fair value loss	939,057	57,879
Cash settlements on derivative financial instruments	(133,135)	(39,395)
Divestiture contract obligation, including accretion, net of gain	10,954	12,995
Amortization of deferred issuance costs and other	1,965	2,081
Deferred and stock-based compensation	86,113	30,054
(Gain) loss on sale of assets and other	(331)	1,860
Loss on early extinguishment of debt	69,210	35

Changes in working capital:
Accounts receivable	58,674	(33,146)
Other current assets	(5,908)	122
Accounts payable	51,996	34,418
Accrued liabilities and other	(182,141)	(78,735)
Net changes in working capital	(77,379)	(77,341)
Net cash provided from operating activities	$406,414	$109,252

RECONCILIATION OF NET CASH PROVIDED FROM OPERATING ACTIVITIES, AS REPORTED, TO CASH FLOW FROM OPERATIONS BEFORE CHANGES IN WORKING CAPITAL, a non-GAAP measure
(Unaudited, in thousands)

	Three Months Ended March 31,
	2022	2021
Net cash provided from operating activities, as reported	$406,414	$109,252
Net changes in working capital	77,379	77,341
Exploration expense	4,247	5,152
Lawsuit settlements	491	439
Non-cash compensation adjustment and other	393	1,249
Cash flow from operations before changes in working capital – non-GAAP measure	$488,924	$193,433

ADJUSTED WEIGHTED AVERAGE SHARES OUTSTANDING
(Unaudited, in thousands)

	Three Months Ended March 31,
	2022	2021
Basic:
Weighted average shares outstanding	251,561	248,306
Stock held by deferred compensation plan	(6,211)	(6,147)
Adjusted basic	245,350	242,159

Dilutive:
Weighted average shares outstanding	251,561	248,306
Dilutive stock options under treasury method	(6,211)	(779)
Adjusted dilutive	245,350	247,527

RANGE RESOURCES CORPORATION

RECONCILIATION OF NATURAL GAS, NGLs AND OIL SALES AND DERIVATIVE FAIR VALUE INCOME (LOSS) TO CALCULATED CASH REALIZED NATURAL GAS, NGLs AND OIL PRICES WITH AND WITHOUT THIRD PARTY TRANSPORTATION, GATHERING AND COMPRESSION FEES, a non-GAAP measure

(Unaudited, in thousands, except per unit data)
	Three Months Ended March 31,
	2022	2021	%
Natural gas, NGL and oil sales components:
Natural gas sales	$629,923	$335,801
NGL sales	338,369	230,408
Oil sales	64,059	37,138
Total oil and gas sales, as reported	$1,032,351	$603,347	71%

Derivative fair value loss, as reported:	$(939,057)	$(57,879)
Cash settlements on derivative financial instruments – loss:
Natural gas	99,458	1,348
NGLs	12,318	30,919
Crude Oil	21,359	7,128
Total change in fair value related to commodity derivatives prior to settlement, a non-GAAP measure	$(805,922)	$(18,484)

Transportation, gathering, processing and compression components:
Natural gas	$160,436	$161,660
NGLs	137,340	112,670
Oil	11	—
Total transportation, gathering, processing and compression, as reported	$297,787	$274,330

Natural gas, NGL and oil sales, including cash-settled derivatives: (c)
Natural gas sales	$530,465	$334,453
NGL sales	326,051	199,489
Oil sales	42,700	30,010
Total	$899,216	$563,952	59%

Production of oil and gas during the periods: (a)
Natural gas (mcf)	131,250,337	130,328,741	1%
NGL (bbl)	8,453,445	8,742,944	-3%
Oil (bbl)	730,462	757,991	-4%
Gas equivalent (mcfe) (b)	186,353,779	187,334,351	-1%

Production of oil and gas – average per day: (a)
Natural gas (mcf)	1,458,337	1,448,097	1%
NGL (bbl)	93,927	97,144	-3%
Oil (bbl)	8,116	8,422	-4%
Gas equivalent (mcfe) (b)	2,070,598	2,081,493	-1%

Average prices, excluding derivative settlements and before third party transportation costs:
Natural gas (mcf)	$4.80	$2.58	86%
NGL (bbl)	$40.03	$26.35	52%
Oil (bbl)	$87.70	$49.00	79%
Gas equivalent (mcfe) (b)	$5.54	$3.22	72%

Average prices, including derivative settlements before third party transportation costs: (c)
Natural gas (mcf)	$4.04	$2.57	57%
NGL (bbl)	$38.57	$22.82	69%
Oil (bbl)	$58.46	$39.59	48%
Gas equivalent (mcfe) (b)	$4.83	$3.01	60%

Average prices, including derivative settlements and after third party transportation costs: (d)
Natural gas (mcf)	$2.82	$1.33	112%
NGL (bbl)	$22.32	$9.93	125%
Oil (bbl)	$58.44	$39.59	48%
Gas equivalent (mcfe) (b)	$3.23	$1.55	108%

Transportation, gathering and compression expense per mcfe	$1.60	$1.46	9%

(a) Represents volumes sold regardless of when produced.

(b) Oil and NGLs are converted at the rate of one barrel equals six mcfe based upon the approximate relative energy content of oil to natural gas, which is not necessarily indicative of the relationship of oil and natural gas prices.

(c) Excluding third party transportation, gathering and compression costs.

(d) Net of transportation, gathering, and compression costs.

RANGE RESOURCES CORPORATION

RECONCILIATION OF INCOME BEFORE INCOME TAXES AS REPORTED TO INCOME BEFORE INCOME TAXES EXCLUDING CERTAIN ITEMS, a non-GAAP measure
(Unaudited, in thousands, except per share data)
	Three Months Ended March 31,
	2022	2021	%

(Loss) income from operations before income taxes, as reported	$(572,889)	$29,840
Adjustment for certain special items:
(Gain) loss on sale of assets	(331)	1,860
(Gain) loss on ARO settlements	—	(1)
Change in fair value related to derivatives prior to settlement	805,922	18,484
Abandonment and impairment of unproved properties	1,996	3,029
Loss on early extinguishment of debt	69,210	35
Lawsuit settlements	491	439
Exit and termination costs	11,115	13,714
Brokered natural gas and marketing – non-cash stock-based compensation	519	450
Direct operating – non-cash stock-based compensation	349	327
Exploration expenses – non-cash stock-based compensation	452	386
General & administrative – non-cash stock-based compensation	11,573	9,405
Deferred compensation plan – non-cash adjustment	73,343	19,811

Income before income taxes, as adjusted	401,750	97,779	311%

Income tax expense, as adjusted
Current	4,751	168
Deferred (a)	100,438	24,445
Net income excluding certain items, a non-GAAP measure	$296,562	$73,166	305%

Non-GAAP income per common share
Basic	$1.21	$0.30	303%
Diluted	$1.18	$0.30	293%

Non-GAAP diluted shares outstanding, if dilutive	251,132	247,527

(a) Deferred taxes are estimated to be approximately 25% for 2022 and 2021.

RANGE RESOURCES CORPORATION

RECONCILIATION OF NET (LOSS) INCOME, EXCLUDING CERTAIN ITEMS AND ADJUSTED EARNINGS PER SHARE, non-GAAP measures
(In thousands, except per share data)
	Three Months Ended March 31,
	2022	2021

Net (loss) income, as reported	$(456,808)	$27,151
Adjustment for certain special items:
(Gain) loss on sale of assets	(331)	1,860
Gain on ARO settlements	—	(1)
Loss on early extinguishment of debt	69,210	35
Change in fair value related to derivatives prior to settlement	805,922	18,484
Abandonment and impairment of unproved properties	1,996	3,029
Lawsuit settlements	491	439
Exit and termination costs	11,115	13,714
Non-cash stock-based compensation	12,893	10,568
Deferred compensation plan	73,343	19,811
Tax impact	(221,269)	(21,924)

Net income excluding certain items, a non-GAAP measure	$296,562	$73,166

Net (loss) income per diluted share, as reported	$(1.86)	$0.11
Adjustment for certain special items per diluted share:
(Gain) loss on sale of assets	(0.00)	0.01
Gain on ARO settlements	—	(0.00)
Loss on early extinguishment of debt	0.28	0.00
Change in fair value related to derivatives prior to settlement	3.28	0.07
Abandonment and impairment of unproved properties	0.01	0.01
Lawsuit settlements	0.00	0.00
Exit and termination costs	0.05	0.06
Non-cash stock-based compensation	0.05	0.04
Deferred compensation plan	0.30	0.08
Adjustment for rounding differences	0.01	0.01
Tax impact	(0.90)	(0.09)
Dilutive share impact	(0.04)	—

Net income per diluted share, excluding certain items, a non- GAAP measure	$1.18	$0.30

Adjusted earnings per share, a non-GAAP measure:
Basic	$1.21	$0.30
Diluted	$1.18	$0.30

RANGE RESOURCES CORPORATION

RECONCILIATION OF CASH MARGIN PER MCFE, a non-GAAP measure
(Unaudited, in thousands, except per unit data)
	Three Months Ended March 31,
	2022	2021

Revenues
Natural gas, NGL and oil sales, as reported	$1,032,351	$603,347
Derivative fair value loss, as reported	(939,057)	(57,879)
Less non-cash fair value loss	805,922	18,484
Brokered natural gas and marketing and other, as reported	87,442	80,564
Less ARO settlement and other (gains) losses	(19)	(62)
Cash revenue applicable to production	986,639	644,454

Expenses
Direct operating, as reported	20,288	17,650
Less direct operating stock-based compensation	(349)	(327)
Transportation, gathering and compression, as reported	297,787	274,330
Production and ad valorem taxes, as reported	6,590	4,625
Brokered natural gas and marketing, as reported	93,123	72,335
Less brokered natural gas and marketing stock-based compensation	(519)	(450)
General and administrative, as reported	43,026	38,004
Less G&A stock-based compensation	(11,573)	(9,405)
Less lawsuit settlements	(491)	(439)
Interest expense, as reported	47,175	56,878
Less amortization of deferred financing costs	(2,074)	(2,287)
Cash expenses	492,983	450,914

Cash margin, a non-GAAP measure	$493,656	$193,540

Mmcfe produced during period	186,354	187,334

Cash margin per mcfe	$2.65	$1.03

RECONCILIATION OF (LOSS) INCOME BEFORE INCOME TAXES TO CASH MARGIN
(Unaudited, in thousands, except per unit data)
	Three Months Ended March 31,
	2022	2021

(Loss) income before income taxes, as reported	$(572,889)	$29,840
Adjustments to reconcile income (loss) before income taxes to cash margin:
ARO settlements and other gains	(19)	(62)
Derivative fair value loss	939,057	57,879
Net cash payments on derivative settlements	(133,135)	(39,395)
Exploration expense	4,247	5,152
Lawsuit settlements	491	439
Exit and termination costs	11,115	13,714
Deferred compensation plan	73,343	19,811
Stock-based compensation (direct operating, brokered natural gas and marketing, general and administrative and termination costs)	12,893	10,568
Interest – amortization of deferred financing costs	2,074	2,287
Depletion, depreciation and amortization	85,604	88,383
(Gain) loss on sale of assets	(331)	1,860
Loss on early extinguishment of debt	69,210	35
Abandonment and impairment of unproved properties	1,996	3,029
Cash margin, a non-GAAP measure	$493,656	$193,540